UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: March 23, 2005

Nuvelo, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-22873	36-3855489
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

675 Almanor Avenue, Sunnyvale, California 94085

(Address of Principal Executive Offices) (Zip Code)

(408) 215-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

Board of Directors Compensation. On March 23, 2005, our Board of Directors approved a revised non-employee director compensation package recommended to the Board by its Compensation Committee. Under the revised compensation structure, our chairman of the Board received a one-time stock option grant of 50,000 shares of our common stock on March 23, 2005 and will receive an annual stock option grant of 25,000 shares. Any newly appointed chairman will receive a stock option grant of 50,000 shares of our common stock upon appointment as chairman. Similarly, our vice chairman received a one-time stock option grant of 35,000 shares of our common stock on March 23, 2005, and any newly appointed vice chairman will receive a stock option grant of 35,000 shares of our common stock upon appointment. The vice chairman will also receive an annual stock option grant of 20,000 shares of our common stock. Each non-employee member of our Board of Directors not serving as chairman or vice chairman received a one-time stock option grant of 25,000 shares of our common stock on March 23, 2005, and will receive an annual stock option grant of 15,000 shares of our common stock. Any newly appointed member of the Board of Directors not serving as chairman or vice chairman will, upon appointment, receive a stock option grant of 25,000 shares of our common stock. Each of the one-time March 23, 2005 and appointment-triggered stock option grants described above vest 50% upon the date of grant, with the remaining 50% of the shares vesting on the one-year anniversary of the date of grant. The exercise price for the March 23, 2005 grants described above is the closing price of our common stock on the NASDAQ National Market on March 23, 2005, which was $6.50 per share. Each of the annual stock option grants described above will be granted on the date of our annual stockholders’ meeting and will be fully vested upon grant.

The option grants to our Board described above will be made pursuant to the forms of Stock Option Agreement (Single Trigger Acceleration) and Notice of Grant of Stock Option we filed as exhibits to our Current Report on Form 8-K filed on September 20, 2004. However, we will amend the form of Stock Option Agreement to provide that the period of exercisability of the stock option following termination of service as a director will begin to run upon the expiration of any lock-up agreement that the director has entered into to facilitate a Nuvelo transaction, rather than upon termination of service.

In addition, each member of our Board of Directors will receive an annual cash retainer of $20,000, and any member of a committee of the Board will receive an additional $5,000 retainer, except for members of the Audit Committee and committee chairs who shall instead receive a retainer of $10,000 each, with the exception of the Audit Committee chair who shall receive $20,000. A director serving on more than one committee will receive a separate retainer for his work on each committee. Cash compensation will be paid to our Board members quarterly.

Executive Change in Control and Severance Benefit Plan. On March 23, 2005, our Board of Directors approved the designation of all eligible employees having the title of vice president or above as participants under our Executive Change in Control and Severance Benefit Plan. This plan is described in, and a copy of the plan is attached as an exhibit to, our Current Report on Form 8-K filed on December 20, 2004.

Corporate Goals and Targets for 2005 Management Bonuses. On March 23, 2005, our Compensation Committee approved and adopted a list of corporate goals, the accomplishment of which will be used to determine the amount of any management bonuses to be paid with respect to the 2005 fiscal year. The goals are weighted and are based on internal targets, which are divided into three main categories, as follows: product advancement opportunities are weighted 55%, financial position targets are weighted 30% and general corporate goals are weighted 15%. For the 2005 fiscal year, the target bonus payment for our executive officers at the senior vice president level and above will be 25% of their base salaries, and for executive officers at the vice president level will be 20% of base salary. The target payment can be increased or decreased based on individual performance and achievement of corporate goals.

ITEM 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Amended and Restated Bylaws. On March 23, 2005, our Board of Directors approved and adopted Amended and Restated Bylaws, to create the position of vice chairman of the Board of Directors. The Amended and Restated Bylaws provide that the vice chairman of the Board shall assist the chairman of the Board in the discharge of his duties, as the chairman may direct, and shall perform such other duties as may be assigned to him by the chairman or by the Board. In the absence of the chairman or in the event of his or her inability or refusal to act, the vice chairman shall perform the duties of the chairman and, when so acting, shall have the powers of and be subject to all the restrictions upon the chairman. Except to the extent required by Delaware law, our vice chairman shall not be deemed an officer of the corporation.

ITEM 8.01. Other Events.

Vice Chairman. On March 23, 2005, our Board of Directors appointed Barry L. Zubrow to the newly created position of vice chairman.

Audit Committee Membership. On March 23, 2005, our Board of Directors appointed Burton E. Sobel to our Audit Committee to fill the vacancy left by Martin Vogelbaum’s resignation on February 10, 2005. Our Audit Committee now has three members, as required by Nasdaq’s Marketplace Rule 4350(d)(2).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuvelo, Inc. (Registrant)

	By:	/s/ Lee Bendekgey
Lee Bendekgey
Senior Vice President, Chief Financial Officer and General Counsel
Dated: March 28, 2005